Exhibit 10.2

PIER 1 IMPORTS, INC. DEFERRED COMPENSATION PLAN

AMENDMENT NO. 2

This Amendment No. 2 is made to the Pier 1 Imports, Inc. Deferred Compensation Plan (the “Plan”). The Plan was made effective January 1, 2011 by Pier 1 Imports, Inc. a Delaware corporation (the “Company”) and was amended by the Company effective January 1, 2013. This Amendment No. 2 is made effective January 1, 2018 by the Company.

WHEREAS, the Company desires to (i) amend the vesting schedule from the 6-year graded schedule based on years of service under the Company’s 401(k) plan to a 3-year cliff vesting schedule based on years of service to be defined under the Plan, (ii) amend the valuation date for distributions upon termination of employment or service under Section 7.03 of the Plan, (iii) amend the Plan to remove the age requirement for installment distributions under Section 7.05 of the Plan with respect to deferrals and matching contributions (plus earnings thereon) made on or after January 1, 2018, and (iv) amend the Plan to allow participants to make more than one change to their distribution elections under Section 7.06 of the Plan; and

WHEREAS, pursuant to Section 12.04 of the Plan, the Company may amend the Plan at any time, in whole or in part.

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2018, as follows:

1.	Section 2.30 is added to the Plan to read as follows:

Section 2.30    Years of Service. “Years of Service” shall mean a Participant’s continuous period of service with the Company measured in full years from the Participant’s most recent date of hire. A Participant shall receive credit for one full “Year of Service” on each anniversary of his most recent date of hire provided he is employed by the Company on such anniversary.

2.	Section 5.02 of the Plan is amended in its entirety to read as follows:

Section 5.02    Vesting of Deferral Match. An Executive Participant is vested (that is, the whole of the Deferral Match becomes nonforfeitable) in any Deferral Match arising under Section 5.01 of this Plan (plus earnings thereon pursuant to Section 6.03) according to the following vesting schedule:

Years of Service	Percent of Deferral Match that is Vested
Less than 3	0%
3 or more	100%

The portion of an Executive Participant’s Deferral Match which is vested shall be referred to herein as the “Vested Deferral Match.”

Notwithstanding the foregoing, an Executive Participant who has an Annual Account balance greater than zero on December 31, 2017, and has thereafter remained continuously employed by the Company until a given determination date, is vested (that is, the whole or portion of the Deferral Match becomes nonforfeitable) in any Deferral Match arising under Section 5.01 of this Plan (plus earnings thereon pursuant to Section 6.03), as of any such given determination date, according to either (i) the vesting schedule set forth above; or (ii) the provisions of the 401(k) Plan, as in effect on January 1, 2018, that are applicable to the vesting of Company matching contributions under such 401(k) Plan, irrespective of whether a Participant is actually participating in the 401(k) Plan; whichever of (i) or (ii) above results in the highest Vested Deferral Match as of such determination date.

3.	Section 7.02A is added to the Plan to read as follows:

Section 7.02A    Valuation of Certain Distributions. Notwithstanding the provisions of Sections 7.03, 7.04 and 7.05 below related to valuation of accounts for distribution purposes, any Aggregate Account or Annual Account that is to be distributed under Section 7.03, 7.04 or 7.05 of the Plan upon the death of the Participant or upon the termination of a Participant’s employment with the Company or service as a member of the Board of Directors will be valued as of the last business day of the calendar month immediately following the calendar month in which the Participant’s death occurs or the Participant’s employment or service as a member of the Board of Directors ends, as applicable.

4.	Section 7.05 of the Plan is amended by adding the following paragraph to the end thereof:

Notwithstanding the foregoing provisions related to conditions applicable to distributions under this Section 7.05, the distribution of a Participant’s Annual Account resulting from Deferrals and Deferral Match (plus earnings thereon pursuant to Section 6.03) credited to such Annual Account with respect to Plan Years beginning on or after January 1, 2018, shall be conditioned only upon the condition stated in (b) above, and any reference to the satisfaction of the condition stated in (a) above shall be disregarded with respect to such Annual Account. For purposes of clarification, the distribution of a Participant’s Annual Account resulting from Deferrals and Deferral Match (plus earnings thereon pursuant to Section 6.03) credited to such Annual Account with respect to Plan Years beginning before January 1, 2018, shall remain conditioned upon the condition stated in (a) above, and thus, the foregoing sentence may result in a portion of the balance of the Participant’s Aggregate Account for which a Participant elected an installment payment being paid in accordance with Section 7.03 above and another portion of such balance being paid in the annual installments the Participant so elected to be paid upon termination of employment or service.

5.	The first sentence of the second paragraph of Section 7.06 of the Plan is amended in its entirety to read as follows:

For purposes of application of the above change limitations, installment payments shall be treated as a single payment and only one change shall be allowed to be made by a Participant with respect to form of benefits to be received by such Participant under Sections 7.03 and Section 7.05.

6.	This Amendment No. 2 shall not operate or be construed to alter, modify or amend the Plan except as expressly set forth herein. All capitalized terms used in this Amendment No. 2, unless specifically defined herein, have the same meanings attributed to them in the Plan. The terms and provision of the Plan, as expressly amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed effective January 1, 2018.

PIER 1 IMPORTS, INC.

/s/ Gregory S. Humenesky
Gregory S. Humenesky
Executive Vice President - Human Resources
December 18, 2017